Exhibit 99.1
For more information:
Contact the LG&E and KU 24/7 media hotline at (502) 627-4999.
Press Release

May 15, 2025

LG&E and KU investing in system enhancements for customers
Utilities upgrading aging equipment to defend against stronger storms and support increased energy needs.

(LOUISVILLE, Ky.) – If it feels like Kentucky has experienced Mother Nature’s wrath more frequently over the last few years, that’s not your imagination. Increasingly scientists – including at the National Oceanic and Atmospheric Administration – are noting the extreme weather pattern of “Tornado Alley” is expanding eastward. In 2025 alone, Kentucky has experienced up to three quarters of an inch of ice, 14 inches of snow, extreme cold, more than 30 reported tornadoes and the worst flooding on the Ohio River since 1997.

For utility providers, including Louisville Gas and Electric Company and Kentucky Utilities Company, stronger, more frequent storms underscore the importance of system hardening to withstand the effects. Already, LG&E and KU’s ongoing system investments for customers have achieved a reduction in power outage frequency by 40% and duration by 30%.

As the risks of these more severe storms, wildfires and demand for energy continue to rise, LG&E and KU are working to mitigate the threats with stronger wires and poles; increasing vegetation management to further control this leading cause for power outages; and installing advanced technologies to identify and prevent outages.

Coupled with system enhancements, LG&E and KU are making it even easier for customers to do business. New advanced meter technology gives customers access to near real-time data to better pinpoint savings and manage their energy bills. Behind the scenes, the utilities also are upgrading information technology systems, improving customer billing processes and adding even more protections against cyber-related threats.

“We continually evaluate how to best serve our customers and ensure that we are providing safe, reliable, affordable energy with award-winning customer service,” said John R. Crockett, LG&E and KU President. “Our system enhancement plans will help us defend against Mother Nature and improve service for our customers.”

Stronger poles and wires and updated substations
While the utilities continuously invest in their transmission and distribution systems, some equipment dates back to the 1920s and is reaching the end of its life, posing a significant risk to system reliability. Currently, 55% of the wooden transmission poles are more than 60 years old and in need of replacement with steel structures that offer greater strength and durability against wind and ice; upgraded components, and, in some cases, additional lightning protection.

Likewise, system hardening, real-time monitoring and automated technologies, coupled with advanced metering functionality, is greatly improving the utilities’ distribution system. Since 2017, customers have collectively experienced 150,000 fewer power outages each year, preventing 27.7 million outage minutes in total. However, to maintain or improve this performance, the system not only needs additional stronger wires and poles, but upgrades to its aging substations, some of which are nearly 100 years old.

Natural gas system safety and reliability
LG&E also is investing in its gas system, including pipeline integrity and safety projects, to ensure it continues to provide safer, more reliable gas service. The most notable project is the 12-mile Bullitt County pipeline project that began this year. Due in large part to legal challenges, hundreds of requests for new or expanded natural gas service were delayed over the past six years. Once complete, the line will provide much needed reliability for current customers in the area and allow for new and expanded service, including those additional delayed requests, to be fulfilled.

Meeting customers’ needs in the most reasonable, least-cost manner
To support the necessary system enhancements, LG&E and KU plan to file, on May 30, requests with the Kentucky Public Service Commission for adjustments to their total revenues. LG&E and KU have not requested increases in base rates since November 2020. KU will request an increase of 11.5% in total revenues. LG&E will request an 8.3% increase in total revenue for the electric business and 14.0% for its natural gas business. Over the last five years, as inflation increased nearly 20% and labor and material costs escalated, LG&E and KU have held down costs and maintained residential rates that are more than 24% below the national average.

“We understand that increasing customer bills is impactful and not a decision we take lightly. Our employees, who are also our customers, work hard to operate and maintain our systems to be among the best in the nation, and we have held true to our commitment to not increase rates for the last five years. Even now, our request is significantly less than the rate of inflation,” said Crockett. “However, we’re at a tipping point in which the foundational portions of our system – poles, wires, substations and technology – are reaching the end of their useful lives.”

LG&E and KU also are proposing several new services to help lessen the impact for customers and allow for more flexibility. For customers who pay with cash, the utilities will ask for approval to waive the current $1.95 transaction fee required for cash payments at third-party locations. And to help customers better manage their energy usage and budget, the utilities are requesting a pre-pay program that allows all residential AMI customers to deposit funds in advance to pay for energy as it is used.

If approved, these adjustments would likely go into effect not before Jan. 1, 2026. Even with the proposed increase, residential rates for both LG&E and KU electric service will remain below average U.S. residential rates.

If approved, KU residential customers using an average of 1,085 kWh per month would see an increase of $18.14 in their total monthly electric bill.
LG&E residential electric customers using an average of 866 kWh per month would see an increase in their total monthly bill of $11.04.
LG&E residential natural gas customers using an average of 52 Ccf per month would see an increase of $11.12 in their total monthly bill.

LG&E and KU offer programs to help customers manage their energy use including the largest portfolio of energy efficiency offerings in the company’s history; a new advanced meter portal that allows customers to view their energy usage in near real time; and tips to save energy and money. However, LG&E and KU understand customers can sometimes have difficulty paying their utility bills. Customers who are eligible to set up payment arrangements can do so via the mobile app or online My Account, in addition to reaching out to LG&E or KU for assistance and be connected with a number of agencies that provide assistance.

To learn about these assistance programs, visit lge-ku.com/assistance.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve more than 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 335,000 natural gas and 436,000 electric customers in Louisville and 16 surrounding counties. KU serves 545,000 customers in 77 Kentucky counties and 28,000 in five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.